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                                 April 28, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 - 5th Street, NW
Washington, DC  20549

To Whom It May Concern:

This letter serves to confirm that the client - auditor relationship between Century Pacific Housing Fund-I and Novogradac & Company LLP has ceased effective April 28, 1999 and Novogradac & Company, LLP will no longer serve as independent accountants of record.

During the registrant's most recent fiscal year and to the date of this letter, there have been no disagreements over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved, would have caused us to make reference thereto in our report.

Our report on the Partnership's financial statements contained a modification as to the uncertainty of Century Pacific Housing Fund-I to continue as a going concern. Our report did not contain an adverse opinion or disclaimers of opinion and was not qualified as to uncertainty, audit scope or accounting principle other than previously discussed.

We agree with the statements made by Century Pacific Housing Fund-I included in Item 4 of Form 8-K.

                                          Sincerely,

                                          /s/ Novogradac & Company LLP
                                          NOVOGRADAC & COMPANY LLP

cc:  Mr. Irwin Deutch, Chairman
     Century Pacific Corporation
     c/o Century Pacific Housing Fund-I
     1925 Century Park East, Suite 1760
     Los Angeles, California  90067